Exhibit 99.1

UNOVA Signs Definitive Agreement for the Sale of Its Cincinnati Lamb Group

    EVERETT, Wash.--(BUSINESS WIRE)--March 21, 2005--UNOVA, Inc. (NYSE:UNA) today announced that it has agreed to sell its Cincinnati Lamb Group to MAG Industrial Automation Systems LLC, an entity established by Maxcor, Inc. of New York, NY. The transaction is subject to customary closing conditions and is expected to close during the next 30 days.
    Under the terms of the agreement, MAG will purchase the global operations of UNOVA's Cincinnati Lamb Group for approximately $60 million of consideration, subject to closing balance sheet adjustments. The consideration consists of $16 million in cash, $10 million in notes and the assumption of approximately $34 million relating to certain pension and other post retirement obligations.
    "This is the first of two anticipated transactions that reflects our progress in meeting our stated commitment of divesting our Industrial Automation businesses," said Michael Keane, UNOVA Chief Financial Officer. "This transaction further enhances our ability to invest in our continuing Intermec operations."
    The Cincinnati Lamb Group has been operating as a division under UNOVA's Industrial Automation Systems segment. UNOVA anticipates no interruption to the Cincinnati Lamb Group's business, customer relationships or strategic direction while the transaction is being completed.

    About Maxcor, Inc.

    Maxcor, Inc. is an operations management and acquisitions organization with emphasis on operational improvement and growth strategies. The company has strong expertise in manufacturing, automation, distribution and industrial services. Maxcor and its team of experienced professionals have created value by focusing on quality, performance and customer satisfaction while taking a hands-on approach to achieving goals.
    For more information, please visit Maxcor's website at www.maxcorinc.com or call Michael McKee at 941-907-3068, or Greg Vereschagin at 212-400-2661.

    About UNOVA

    UNOVA is a leader in global supply chain solutions and in the development, manufacture and integration of wired and wireless automated data collection, mobile computing systems, bar code printers, label media and Intellitag(R) RFID (radio frequency identification). The company's products and services are used by customers in many industries to improve productivity, quality and responsiveness of business operations, from supply chain management and enterprise resource planning to field sales and service. www.unova.com

    (Forward-looking Statement)

    Certain forward-looking statements in this release (as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934) relate to matters that are not historical facts.
    The forward-looking statements about the completion of the sale of the Cincinnati Lamb Group to Maxcor, Inc. are based on management's current expectations. The statements included in this release are not guarantees. Completion of this transaction is dependent upon the conclusion of customary closing conditions and completion of the sale and the actual timing of closing will depend upon completion of these conditions and exchange of consideration. Such forward-looking statements involve and are dependent upon certain risks and uncertainties. These include, but are not limited to, other risks and uncertainties described more fully in the Company's filings on Form 10-K and 10-Q with the Securities and Exchange Commission.

    CONTACT: UNOVA, Inc.
             Michael E. Keane, 425-265-2402
             Chief Financial Officer
             mkeane@unova.com
             or
             UNOVA, Inc.
             Kevin P. McCarty, 425-265-2472
             Director of Investor Relations
             kmccarty@unova.com